Exhibit 5.1

October 8, 2010
GeoEye, Inc.
21700 Atlantic Boulevard
Dulles, VA 20166
53rd at Third
885 Third Avenue
New York, New York 10022-4834
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com
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File No. 029043-0056

Re:	Registration Statement No. 333-169706
$125,000,000 Aggregate Principal Amount of Senior Secured Notes
Ladies and Gentlemen:
     We have acted as special counsel to GeoEye, Inc., a Delaware corporation (the “Company”), in connection with the issuance of $125,000,000 aggregate principal amount of its 8.625% Senior Secured Notes due 2016 (the “Notes”) and the guarantees of the Notes (the “Guarantees”) by GeoEye Imagery Collection Systems, Inc., GeoEye Solutions Holdco Inc., GeoEye Solutions Inc. and GeoEye License Corp. (collectively, the “Delaware Guarantors”), and i5, Inc. and M.J. Harden Associates, Inc. (together with the Delaware Guarantors, the “Guarantors”), under an Indenture, dated as of October 8, 2010, including the Guarantees, in the form most recently filed as an exhibit to the Registration Statement (as herein defined) (the “Indenture”) among the Company, the Guarantors, Wilmington Trust FSB, as trustee, and Wilmington Trust FSB, as collateral trustee, and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 1, 2010 (Registration No. 333-169706) (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Notes and the Guarantees.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company, the Guarantors and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

October 8, 2010

     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the form of underwriting agreement most recently filed as an exhibit to the Registration Statement, the Notes and the Guarantees will have been duly authorized by all necessary corporate action of the Company and the Delaware Guarantors, respectively, and will be legally valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors in accordance with their respective terms.
     Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 6.12 of the Indenture; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) consent to, or restrictions upon, governing law, jurisdiction, venue, service of process, arbitration, remedies or judicial relief; and (f) the severability, if invalid, of provisions to the foregoing effect. We express no opinion with respect to (i) advance waivers of claims, defense, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (ii) waivers of broadly or vaguely stated rights; (iii) covenants not to compete; (iv) provisions for exclusivity, election or cumulation of rights or remedies; (v) provisions authorizing or validating conclusive or discretionary determinations; (vi) grants of setoff rights; (vii) proxies, powers and trusts; and(viii) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property. We express no opinion or confirmation as to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws, usury, environmental laws, margin regulations, FINRA rules or stock exchange rules (without limiting other laws excluded by customary practice).
     With your consent, we have assumed (a) that the Indenture, the Guarantees, and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company and each of the Delaware Guarantors, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company and each of the Guarantors, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments,

October 8, 2010

(ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,

LATHAM & WATKINS LLP